Exhibit 23.10

CONSENT OF INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to Registration Statement No. 333-105853 of The News Corporation Limited on Form F-4 and Amendment No. 1 to Registration Statement No. 333-105851 of Hughes Electronics Corporation on Form S-4 and to the incorporation by reference therein of our report dated March 25, 2003, with respect to the consolidated financial statements of Gemstar-TV Guide International, Inc. included in The News Corporation Limited’s Annual Report (Form 20-F/A) for the year ended June 30, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California

July 16, 2003